                                                                    EXHIBIT 12.1

                           ARV ASSISTED LIVING, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                                                                        SIX MONTHS
                                               FISCAL YEAR ENDED MARCH 31,                 ENDED
                                     -----------------------------------------------   SEPTEMBER 30,
                                      1992      1993      1994      1995      1996         1996
                                     -------   -------   -------   -------   -------   -------------
Earnings (loss) before income
  taxes............................  $  (247)  $  (134)  $(1,901)  $(4,728)  $  (590)     $    1,762
Add:
  Interest expense.................       70        75       103       354     1,544           2,653
  Amortization of debt expense.....       --        --        --        29       348              87
  Portion of rents representative
     of interest factor............       --        --        --       244     1,993           1,685
                                      ------    ------   --------  --------    -----           -----
Earnings (loss) available for fixed
  charges..........................  $  (177)  $   (59)  $(1,798)  $(4,101)  $ 3,295      $    6,187
                                      ======    ======   ========  ========    =====           =====
Fixed Charges:
  Interest expense.................  $    70   $    75   $   103   $   354   $ 1,544      $    2,653
  Amortization of debt expense.....       --        --        --        29       348              87
  Portion of rents representative
     of interest factor............       --        --        --       244     1,993           1,685
                                      ------    ------   --------  --------    -----           -----
Total fixed charges................  $    70   $    75   $   103   $   627   $ 3,885      $    4,425
                                      ======    ======   ========  ========    =====           =====
Ratio of earnings to fixed
  charges..........................        *         *         *         *         *             1.4

---------------

*Earnings were insufficient to cover fixed charges by $247, $134, $1,901, $4,728 and $590 for the fiscal years ended March 31, 1992, 1993, 1994, 1995 and 1996, respectively.